IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS

HIGHLIGHTS

•	Company achieved fourth-quarter global box office of $278 million, up 13% over the prior year.

•	IMAX domestic box office increased 17% in the second half of 2017, compared to an industry decline of 6%.

•	Installed 165 new IMAX® theater systems during 2017, bringing the Company’s total commercial multiplex network to 1,272 theaters, 68% of which are in international markets.

•	Company signed agreements for 170 new theater systems in 2017, resulting in year-end backlog of 494 new systems, plus five upgrades.

•	SG&A, excluding stock-based compensation, was down 5% year-over-year to $90 million, following the Company’s cost-reduction initiative.

•	Over the four-day Presidents’ Day and Chinese New Year weekend, the Company achieved record February box office of $53 million, led by the release of Marvel Studios’ Black Panther and three local-language titles released in China.

NEW YORK – Feb. 27, 2018 – IMAX Corporation (NYSE:IMAX) today reported fourth-quarter 2017 revenue of $125.6 million and net income attributable to common shareholders of $4.8 million, or $0.08 per diluted share, which includes a one-time tax charge of $9.3 million ($0.14 per diluted share) associated with the recent U.S. tax reform and a $2.5 million ($0.04 per diluted share) charge associated with the Company’s cost reduction exercise announced in June. Full-year 2017 revenue was $380.8 million and net income attributable to common shareholders was $2.3 million, or $0.04 per diluted share, which includes the one-time tax charge of $9.3 million ($0.14 per diluted share) and total restructuring charge of $16.2 million ($0.25 per diluted share).

Adjusted net income attributable to common shareholders for the fourth quarter was $21.8 million, or $0.34 per diluted share. Full-year 2017 adjusted net income attributable to common shareholders was $40.5 million, or $0.62 per diluted share. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA per Credit Facility, please see the end of this press release.

“We saw tangible improvements to box office performance and operating leverage in the second half last year, largely the result of our implementing several initiatives aimed at refining our programming strategy and containing costs,” said Richard L. Gelfond, IMAX CEO. “IMAX domestic box office increased 17% in the second half, compared to an exhibitor industry decline of 6%. In international markets, we grew box office 14% over the same period. We believe this underscores the IMAX consumer value proposition for compelling content and highlights the importance of analyzing our results separately from the overall industry’s. Moreover, our growing international presence in markets such as Japan—a market that housed our single strongest-performing theater last year—continued to contribute meaningfully to our overall results.”

Fourth-Quarter 2017 Results

U.S. Tax Cuts and Jobs Act (Tax Act)

In the fourth quarter of 2017, IMAX incurred a discrete tax expense of $9.3 million, related to the enactment of the U.S. Tax Cuts and Jobs Act on Dec. 22, 2017. This non-recurring charge relates to the provisional re-measurement and write-down of the Company’s U.S. deferred tax assets and liabilities, given the changes enacted by the Tax Act.

Network Update

During the quarter, the Company installed 70 theaters, of which 69 were for new theater locations and one was an upgrade. The total IMAX theater network consisted of 1,370 systems as of Dec. 31, 2017, of which 1,272 were in commercial multiplexes. There were 499 theaters in backlog as of Dec. 31, 2017, compared to the 498 in backlog as of Dec. 31, 2016.

IMAX signed contracts for 23 new theaters across 12 countries in the fourth quarter of 2017. For a breakdown of theater system signings, installations, network and backlog by type for the fourth quarter of 2017, please see the end of this press release.

Box Office Update

Gross box office from IMAX DMR® films increased by 13% to $278.1 million in the fourth quarter of 2017 from $246.5 million in the fourth quarter of 2016, resulting in higher DMR revenues. Gross box office per-screen for the fourth quarter of 2017 averaged $227,000 in comparison to $233,300 in the fourth quarter of 2016. Gross box office was generated primarily by the exhibition of 45 films (20 new and 25 carryovers), as compared to 24 films (17 new and 7 carryovers) exhibited in the fourth quarter of 2016.

Please reference the chart below for a breakout of box office and per-screen averages on a regional basis:

	Box Office (M’s)		Per Screen Average (000’s)
	Q4 2017	Q4 2016	Q4 2017	Q4 2016
Global	$278.1	$246.5	$227.0	$233.3
Domestic	116.9	101.0	286.1	255.4
Greater China	63.3	60.0	131.1	168.4
Other Intl.	97.9	85.5	290.2	280.5

	FY 2017	FY 2016	FY 2017	FY 2016
Global	$976.5	$965.7	$838.4	$963.8
Domestic	357.8	368.5	883.4	934.9
Greater China	290.8	295.7	666.1	932.3
Other Intl.	327.9	301.5	1,014.7	1,037.2

Fourth-Quarter Segment Results

Network Business

•	Network business revenue was $53.8 million in the quarter, compared with $47.6 million in the prior-year period. Margins for the network business were 64.3% in the most recent quarter, compared to 65.8% in the prior-year period.

•	IMAX DMR revenues were $31.7 million in the fourth quarter of 2017, compared to $27.6 million in the fourth quarter of 2016. Gross margin for the IMAX DMR segment was 60.6%, compared to 60.8% in the prior-year comparative period.

•	Revenue from joint revenue-sharing arrangements was $20.7 million in the quarter, compared with $18.5 million in the prior-year comparative period. Gross margin for joint revenue-sharing arrangements was 67.8%, compared to 70.7% in the prior-year comparative period.

Theater Business

•	Theater business segment revenue was $55.5 million in the quarter, compared with $53.0 million in the prior-year comparative period.

•	The Company’s gross margin on full, new sales and sales-type leases were 68.7% compared with 63.7% in the year-ago period, with the increase primarily a result of the deal-types for the systems recognized in the respective periods.

•	The Company expects to install approximately 145 new IMAX theater systems in 2018.

Fourth-Quarter Consolidated Results

The gross margin across all segments in the fourth quarter of 2017 was $60.1 million, or 48.0% of total revenue, compared to $55.3 million, or 51.7% of total revenue in the fourth quarter of 2016. Operating expenses (which include SG&A and R&D, and exclude stock-based compensation) were $27.3 million in the quarter, down 5% compared to $28.7 million in the fourth quarter of 2016.

Full-Year 2017 Results

Full-year 2017 revenue was $380.8 million as compared to 2016 revenue of $377.3 million. Reported net income attributable to common shareholders was $2.3 million, or $0.04 per diluted share, as compared to $28.8 million or $0.42 per diluted share in 2016. Adjusted net income attributable to common shareholders was $40.5 million as compared to $50.0 million in 2016, or $0.62 per diluted share as compared to $0.73 per diluted share in 2016. Adjusted EBITDA per the Credit Facility, excluding the Company’s investment in the television series Marvel’s Inhumans, was $126.2 million in 2017 as compared to $121.9 million in 2016. The Company also reported a global 2017 per-screen average of $838,373, as compared to $963,800 in the prior year.

The full-year systems installation total was 170 theater systems, of which 5 were upgrades, compared with 182 and 16, respectively, in the prior-year period. Continuing to build upon the Company’s record signings momentum from 2016, IMAX signed contracts for 177 theaters in 2017, across 35 countries, resulting in 499 theater systems in backlog as of Dec. 31, 2017, compared to 498 theater systems in backlog as of Dec. 31, 2016. The Company’s top three markets for signings during 2017 were China, Germany and India. For a breakdown of theater system signings, installations, network and backlog by type, please see the end of this press release.

“As we look to 2018, our primary focus is on expanding the earnings power of our core business,” said Gelfond. “We believe the combination of the initiatives we implemented last year, coupled with a growing international presence and reduced spend on non-core businesses and R&D, should help facilitate operating leverage in the future. Our overarching efforts this year are aimed at growing the network, controlling costs and generating more box office across our theaters. And I am pleased to say that 2018 is off to a solid start. We recently achieved record box office in February, led by Black Panther, which did $35 million in IMAX box office over the four-day opening weekend. In China, we exhibited three local-language titles during the Chinese New Year period and grew box office 60%, compared to the prior years’ holiday.”

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 4:30PM ET to discuss its fourth quarter and full-year 2017 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (888) 394-8218 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 484-0475. The conference ID for the call is 8365766. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 8365766.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2017, there were 1,370 IMAX theater systems (1,272 commercial multiplexes, 12 commercial destinations, 86 institutional) operating in 75 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from the Company’s restructuring initiative; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: Michael K. Mougias 212-821-0187 mmougias@imax.com Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com

Media:

IMAX Corporation, New York

Ann Sommerlath

212-821-0155

asommerlath@imax.com

Entertainment Media:

Principal Communications Group, Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

Additional Information

IMAX Theater Information

December 31, 2017

	Years Ended December 31,
	2017	2016
Theater System Signings:
Full new sales and sales-type lease arrangements	85	61
New traditional joint revenue sharing arrangements	35	246
New hybrid joint revenue sharing arrangements	50	7

Total new theaters	170	314
Upgrades of IMAX theater systems	7	5

Total Theater Signings	177	319

	Years Ended December 31,
	2017	2016
Theater System Installations:
Full new sales and sales-type lease arrangements	60	56
New traditional joint revenue sharing arrangements	86	76
New hybrid joint revenue sharing arrangements	19	33
Short-term operating lease arrangement	—	1

Total new theaters	165	166
Upgrades of IMAX theater systems	5	16

Total Theater Installations	170	182

	As of December 31,
	2017	2016
Theater Backlog:
New sales and sales-type lease arrangements	161	140
New joint revenue sharing arrangements
Hybrid arrangements	121	92
Traditional arrangements	212	263

Total new theaters	494	495
Upgrades of IMAX theater systems	5	3

Total Theater Backlog	499	498

	As of December 31,
	2017	2016
Theater Network:
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	525	467
Joint revenue sharing arrangements	747	640

Total Commercial Multiplex Theaters	1,272	1,107

Commercial Destination	12	16
Institutional	86	92

Total Theater Network	1,370	1,215

Additional Information (continued)

2018 DMR Films:

To date, the Company has announced the following 31 DMR titles to be released in 2018 to the IMAX theater network. The Company remains in active negotiations with all of the major Hollywood studios, as well as international studios, for additional films to fill out its short and long-term film slate, and anticipates that the number of IMAX DMR films to be released to the IMAX theater network in 2018 will be similar to the 60 IMAX DMR films released to the IMAX theater network in 2017.

(1)	The Commuter: The IMAX Experience (Lionsgate Entertainment Inc., January 2018);
(2)	12 Strong: The IMAX Experience (Warner Bros. Pictures, January 2018);
(3)	Padmaavat: The IMAX Experience (Viacom 18 Motion Pictures and Paramount Pictures, January 2018, India, plus limited Domestic footprint and International markets);
(4)	Maze Runner: The Death Cure: The IMAX Experience (20th Century Fox, January 2018);
(5)	Fifty Shades Freed: The IMAX Experience (Universal Pictures, February 2018);
(6)	Monster Hunt 2: The IMAX Experience (Edko Films, February 2018, China only);
(7)	Detective Chinatown 2: The IMAX Experience (WanDa Pictures, February 2018, China only);
(8)	Operation Red Sea: The IMAX Experience (Bona Film Group, February 2018, China only);
(9)	Marvel’s Black Panther: The IMAX Experience (Walt Disney Studios, February 2018);
(10)	Red Sparrow: The IMAX Experience (20th Century Fox, March 2018);
(11)	A Wrinkle in Time: The IMAX Experience (Walt Disney Studios, March 2018);
(12)	Tomb Raider: The IMAX Experience (Warner Bros. Pictures, March 2018);
(13)	Pacific Rim Uprising: The IMAX Experience (Warner Bros. Pictures, March 2018);
(14)	Ready Player One: The IMAX Experience (Warner Bros. Pictures, March 2018);
(15)	Rampage: The IMAX Experience (Warner Bros. Pictures, April 2018);
(16)	Avengers: Infinity War: The IMAX Experience (Walt Disney Studios, May 2018, most International markets – April 2018);
(17)	Deadpool 2: The IMAX Experience (20th Century Fox, May 2018, select markets only);
(18)	Solo: A Star Wars Story: The IMAX Experience (Walt Disney Studios, May 2018);
(19)	The Incredibles 2: The IMAX Experience (Walt Disney Studios, June 2018);
(20)	Jurassic World: Fallen Kingdom: The IMAX Experience (Universal Pictures, June 2018);
(21)	Ant-Man and the Wasp: The IMAX Experience (Walt Disney Studios, June 2018, US markets—July 2018);
(22)	Mission Impossible: Fallout: The IMAX Experience (Paramount Pictures, July 2018);
(23)	Predator: The IMAX Experience (20th Century Fox, August 2018);
(24)	The Darkest Minds: The IMAX Experience (20th Century Fox, September 2018);
(25)	Robin Hood: The IMAX Experience (Lionsgate Entertainment Inc., September 2018);
(26)	Venom: The IMAX Experience (Sony Pictures Entertainment, October 2018);
(27)	X-Men: Dark Phoenix: The IMAX Experience (20th Century Fox, November 2018);
(28)	Fantastic Beasts: The Crimes of Grindelwald: The IMAX Experience (Warner Bros. Pictures, November 2018);
(29)	Ralph Breaks the Internet: Wreck-It-Ralph 2: The IMAX Experience (Walt Disney Studios, December 2018, select markets);
(30)	Alita: Battle Angel: An IMAX Experience (20th Century Fox, December 2018); and
(31)	Aquaman: The IMAX Experience (Warner Bros. Pictures, December 2018).

In addition, the Company in conjunction with Panda Productions will be releasing an IMAX original production, Pandas, in April 2018.

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended Ended December 31,
	2017	2016	2017	2016
Revenues
Equipment and product sales	$39,700	$41,318	$103,294	$122,382
Services	62,330	44,009	195,594	166,862
Rentals	21,138	18,777	72,281	77,315
Finance income	2,384	2,509	9,598	9,500
Other	—	300	—	1,275

	125,552	106,913	380,767	377,334

Costs and expenses applicable to revenues
Equipment and product sales	15,819	20,605	48,172	69,680
Services	40,951	25,263	120,629	83,780
Rentals	8,634	5,719	26,720	21,086
Other	—	—	—	110

	65,404	51,587	195,521	174,656

Gross margin	60,148	55,326	185,246	202,678
Selling, general and administrative expenses	25,329	32,039	110,400	124,745

(including share-based compensation expense of $4.2 million and $20.4 million for the three months and year ended December 31, 2017, respectively (2016 — expense of $8.0 million and $30.5 million, respectively))

Research and development	6,217	4,712	20,855	16,315
Amortization of intangibles	837	542	3,019	2,079
Receivable provisions, net of recoveries	559	323	2,647	954
(Impairment recoveries) asset impairments	—	(1,000)	1,225	417
Exit costs, restructuring charges and associated impairments	2,479	—	16,174	—

Income from operations	24,727	18,710	30,926	58,168
Interest income	266	273	1,027	1,490
Interest expense	(524)	(480)	(1,942)	(1,805)

Income from operations before income taxes	24,469	18,503	30,011	57,853
Provision for income taxes	(15,905)	(6,577)	(16,790)	(16,212)
Gain (loss) from equity-accounted investments, net of tax	134	150	(703)	(2,321)

Net income	8,698	12,076	12,518	39,320
Less: net income attributable to non-controlling interests	(3,867)	(3,131)	(10,174)	(10,532)

Net income attributable to common shareholders	$4,831	$8,945	$2,344	$28,788

Net income per share attributable to common shareholders – basic and diluted:
Net income per share – basic	$0.08	$0.14	$0.04	$0.43

Net income per share – diluted	$0.08	$0.13	$0.04	$0.42

Weighted average number of shares outstanding (000’s):
Basic	64,658	66,152	65,380	67,575
Fully Diluted	64,790	66,950	65,540	68,263

Additional Disclosure:
Depreciation and amortization(1)	$27,040	$12,306	$66,807	$46,485

(1) Includes $0.2 million and $0.6 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2017 (2016 – $0.1 million and $0.5 million, respectively).

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	As at December 31,
	2017	2016
Assets
Cash and cash equivalents	$158,725	$204,759
Accounts receivable, net of allowance for doubtful accounts of $1,613 (December 31, 2016 – $1,250)	130,546	96,349
Financing receivables	129,494	122,125
Inventories	30,788	42,121
Prepaid expenses	7,549	6,626
Film assets	5,026	16,522
Property, plant and equipment	276,781	245,415
Other assets	26,757	33,195
Deferred income taxes	30,708	20,779
Other intangible assets	31,211	30,416
Goodwill	39,027	39,027

Total assets	$866,612	$857,334

Liabilities
Bank indebtedness	$25,357	$27,316
Accounts payable	24,235	19,990
Accrued and other liabilities	100,140	93,208
Deferred revenue	113,270	90,266

Total liabilities	263,002	230,780

Commitments and contingencies

Non-controlling interests	1,353	4,980

Shareholders’ equity
Capital stock common shares – no par value. Authorized – unlimited number. 64,902,201 – issued and 64,695,550 – outstanding (December 31, 2016 – 66,224,467 – issued and 66,159,902 – outstanding)	445,797	439,213
Less: Treasury stock, 206,651 shares at cost (December 31, 2016 – 64,565)	(5,133)	(1,939)
Other equity	175,300	177,304
Accumulated deficit	(87,592)	(47,366)
Accumulated other comprehensive loss	(626)	(5,200)

Total shareholders’ equity attributable to common shareholders	527,746	562,012
Non-controlling interests	74,511	59,562

Total shareholders’ equity	602,257	621,574

Total liabilities and shareholders’ equity	$866,612	$857,334

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2017	2016
Cash provided by (used in):
Operating Activities
Net income	$12,518	$39,320
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	66,807	46,485
Write-downs, net of recoveries	29,568	5,940
Change in deferred income taxes	(4,017)	4,940
Stock and other non-cash compensation	24,075	31,586
Unrealized foreign currency exchange (gain) loss	(502)	462
Loss from equity-accounted investments	306	2,685
Gain on non-cash contribution to equity-accounted investees	397	(364)
Investment in film assets	(34,645)	(22,308)
Changes in other non-cash operating assets and liabilities	(9,141)	(30,874)

Net cash provided by operating activities	85,366	77,872

Investing Activities
Purchase of property, plant and equipment	(24,143)	(15,278)
Investment in joint revenue sharing equipment	(42,634)	(42,910)
Investment in new business ventures	(1,606)	(1,911)
Acquisition of other intangible assets	(5,214)	(4,787)

Net cash used in investing activities	(73,597)	(64,886)

Financing Activities
Repayment of bank indebtedness	(2,000)	(2,000)
Repurchase of common shares	(46,140)	(116,518)
Settlement of restricted share units and options	(20,331)	(17,889)
Exercise of stock options	16,668	13,113
Treasury stock repurchased for future settlement of restricted share units	(5,133)	(1,996)
Taxes withheld and paid on employee stock awards vested	(600)	(528)
Taxes paid on secondary sales and repatriation dividend	—	(2,443)
Issuance of subsidiary shares to non-controlling interests—private offering	—	2,479

Net cash used in financing activities	(57,536)	(125,782)

Effects of exchange rate changes on cash	(267)	106

Decrease in cash and cash equivalents during year	(46,034)	(112,690)
Cash and cash equivalents, beginning of year	204,759	317,449

Cash and cash equivalents, end of year	$158,725	$204,759

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, representing variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theater System Maintenance reportable segments, and also includes fixed hybrid revenues and upfront installation costs from the JRSA segment; (3) New Business, which includes content licensing and distribution fees associated with our original content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months Ended December 31,		Years Ended Ended December 31,
	2017	2016	2017	2016
Revenue(1)
Network Business
IMAX DMR	$31,717	$27,636	$108,853	$106,403
Joint revenue sharing arrangements – contingent rent	20,741	18,506	70,444	73,500
IMAX systems – contingent rent	1,317	1,466	3,890	4,644

	53,775	47,608	183,187	184,547

Theater Business
IMAX systems
Sales and sales-type leases	31,675	31,002	79,853	89,525
Ongoing fees and finance income	2,650	2,551	10,494	11,359
Joint revenue sharing arrangements – fixed fees	5,582	5,967	10,118	17,913
Theater system maintenance	11,924	10,399	45,383	40,430
Other theater	3,696	3,100	9,145	10,888

	55,527	53,019	154,993	170,115

New Business	13,014	25	24,522	626

Other
Film distribution and post-production	1,803	4,346	13,172	14,127
Other	1,433	1,915	4,893	7,919

	3,236	6,261	18,065	22,046

Total	$125,552	$106,913	$380,767	$377,334

Gross margin
Network Business
IMAX DMR	$19,211	$16,798	$71,789	$69,196
Joint revenue sharing arrangements – contingent rent	14,066	13,085	47,337	54,705
IMAX systems – contingent rent	1,317	1,466	3,890	4,644

	34,594	31,349	123,016	128,545

Theater Business
IMAX systems
Sales and sales-type leases	19,449	17,993	47,639	44,788
Ongoing fees and finance income	2,513	2,381	10,095	10,660
Joint revenue sharing arrangements – fixed fees	1,462	2,036	2,349	5,132
Theater system maintenance	4,969	3,453	18,275	13,660
Other theater	883	937	1,965	1,930

	29,276	26,800	80,323	76,170

New Business	(2,744)	(1,338)	(16,176)	(2,199)

Other
Film distribution and post-production	(744)	(2,210)	(1,006)	(180)
Other	(234)	725	(911)	342

	(978)	(1,485)	(1,917)	162

Total	$60,148	$55,326	$185,246	$202,678

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders, adjusted net income attributable to common shareholders per diluted share, EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA per Credit Facility excluding “Marvel’s Inhumans” as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP.

The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results. Without the presentation of these adjusted presentation measures the Company believes it could potentially distort the analysis of trends in business performance, and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests, its stock-based and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility” or “Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). Adjusted EBITDA per Credit Facility and Adjusted EBITDA per Credit Facility excluding “Marvel’s Inhumans” (each as defined below) should not be construed as substitutes for net income, operating income or other operating performance measures that are determined in accordance with U.S. GAAP. The Company believes that EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	Quarter Ended December 31, 2017	Year Ended December 31, 2017 (1)		Year Ended December 31, 2016
(In thousands of U.S. Dollars)
Net income	$8,698	$12,518		$39,320
Add (subtract):
Provision for income taxes	15,905	16,790		16,212
Interest expense, net of interest income	258	915		315
Depreciation and amortization, including film asset amortization	26,900	66,245		45,953

EBITDA	51,761	96,468		101,800
Exit costs, restructuring charges and associated impairments	2,479	16,174
Stock and other non-cash compensation	4,802	23,718		31,586
Write-downs, net of recoveries including asset impairments and receivable provisions	3,948	24,015		5,940
(Gain) loss from equity accounted investments	(134)	703		2,321

Adjusted EBITDA before non-controlling interests	62,856	161,078		141,647
Adjusted EBITDA attributable to non-controlling interests(2)	(7,055)	(22,927)		(19,743)

Adjusted EBITDA per Credit Facility	$55,801	$138,151	*	$121,904

Adjusted EBITDA per Credit Facility, excluding impact from “Marvel’s Inhumans”	$42,361	$126,158	*	$121,904

Adjusted revenues attributable to common shareholders (3)	$113,285	$340,460		$339,868

Adjusted EBITDA margin, excluding impact from “Marvel’s Inhumans”	37.4%	37.1%		35.9%

*	Adjusted EBITDA per Credit Facility of $138.2 million includes the impact of the Company’s investment in “Marvel’s Inhumans”, which resulted in a $13.0 million loss. However, as permitted by the Credit Facility, this loss was offset by addbacks of $13.3 million and $11.7 million for amortization and impairment charges, respectively, relating to the investment, the net effect of which was to increase Adjusted EBITDA per Credit Facility by $12.0 million. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility metric presented above may not be reflective of the Company’s typical operational activity. Further, the Company does not yet know whether it will make similar investments in the future. As a result, the Company is also presenting Adjusted EBITDA per Credit Facility excluding the impact of “Marvel’s Inhumans” to better facilitate comparisons to prior and future periods.

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.
(2)	The Adjusted EBITDA calculation specified for purpose of the minimum Adjusted EBITDA covenant excludes the reduction in Adjusted EBITDA from the Company’s non-controlling interests.
(3)

	Quarter Ended December 31, 2017		Year Ended December 31, 2017		Year Ended December 31, 2016
Total revenues		$125,552		$380,767		$377,334
Greater China revenues	$38,339		$126,474		$118,532
Non-controlling interest ownership percentage (4)	32.00%		31.87%		31.61%

Deduction for non-controlling interest share of revenues		(12,268)		(40,307)		(37,466)

Adjusted revenues attributable to common shareholders		$113,285		$340,460		$339,868

(4)	Weighted average ownership percentage for change in non-controlling interest share

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars, except per share amounts)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended December 31, 2017 vs. 2016:

The Company reported net income of $8.7 million or $0.13 per basic and diluted share for the quarter ended December 31, 2017 as compared to net income of $12.1 million, or $0.18 per basic and diluted share for the quarter ended December 31, 2016.

Net income for the quarter ended December 31, 2017 includes a $4.9 million charge or $0.08 per diluted share (2016 — $8.0 million or $0.13 per diluted share) for stock-based compensation and a $2.5 million charge, or $0.04 per diluted share for exit costs, restructuring charges and associated impairments (2016—$nil). In the quarter ended December 31, 2017, the Company also recognized a $9.3 million, or $0.14 per diluted share, non-recurring tax charge as the Company re-measured its deferred tax assets and liabilities as of the date of enactment of the recently passed U.S Tax Act.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act was $25.7 million or $0.40 per diluted share for the quarter ended December 31, 2017 as compared to adjusted net income of $17.7 million or $0.27 per diluted share for the quarter ended December 31, 2016.

The Company reported net income attributable to common shareholders of $4.8 million, or $0.08 per basic and diluted share for the quarter ended December 31, 2017 (2016 — $8.9 million, or $0.14 per basic and $0.13 per diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $21.8 million or $0.34 per diluted share for the quarter ended December 31, 2017 as compared to adjusted net income attributable to common shareholders of $14.5 million or $0.22 per diluted share for the quarter ended December 31, 2016.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended December 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$8,698	$0.13	$12,076	$0.18	(1)
Adjustments:
Stock-based compensation	4,857	0.08	8,038	0.13
Exit costs, restructuring charges and associated impairments	2,479	0.04	—	—
Tax impact on items listed above	360	0.01	(2,389)	(0.04)
Impact of enactment of U.S. Tax Act	9,323	0.14	—	—

Adjusted net income	25,717	0.40	17,725	0.27	(1)
Net income attributable to non-controlling interests	(3,867)	(0.06)	(3,131)	(0.05)
Stock-based compensation (net of tax of less than $0.1 million and less than $0.1 million, respectively)	(76)	—	(112)	—
Exit costs, restructuring charges and associated impairments (net of tax of $nil)	(2)	—	—	—

Adjusted net income attributable to common shareholders	$21,772	$0.34	$14,482	$0.22	(1)

Weighted average diluted shares outstanding		64,790		66,950

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2017 vs. 2016:

The Company reported net income of $12.5 million or $0.19 per basic and diluted share for the year ended December 31, 2017 as compared to net income of $39.3 million, or $0.58 per basic and diluted share, for the year ended December 31, 2016.

Net income for the year ended December 31, 2017 includes a $22.7 million charge or $0.35 per diluted share (2016 — $30.5 million or $0.45 per diluted share) for stock-based compensation and a $16.2 million charge, or $0.25 per diluted share for exit costs, restructuring charges and associated impairments (2016—$nil). In 2017, the Company also recognized a $9.3 million, or $0.14 per diluted share, non-recurring tax charge as the Company re-measured its deferred tax assets and liabilities as of the date of enactment of the recently passed Tax Act.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the related tax impact of these adjustments, and tax charge from the provisional re-remeasurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $51.5 million or $0.79 per diluted share for the year ended December 31, 2017 as compared to adjusted net income of $61.1 million or $0.90 per diluted share for the year ended December 31, 2016.

The Company reported net income attributable to common shareholders of $2.3 million, or $0.04 per basic and diluted share for the year ended December 31, 2017 (2016 — $28.8 million, or $0.43 per basic share and $0.42 per diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the related tax impact of these adjustments, and tax charge from the provisional re-remeasurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $40.5 million or $0.62 per diluted share for the year ended December 31, 2017 as compared to adjusted net income attributable to common shareholders of $50.0 million or $0.73 per diluted share for the year ended December 31, 2016.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Year Ended December 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$12,518	$0.19	$39,320	$0.58
Adjustments:
Stock-based compensation	22,653	0.35	30,523	0.45
Exit costs, restructuring charges and associated impairments	16,174	0.25	—	—
Tax impact on items listed above	(9,218)	(0.14)	(8,783)	(0.13)
Impact of enactment of U.S. Tax Act	9,323	0.14	—	—

Adjusted net income	51,450	0.79	61,060	0.90
Net income attributable to non-controlling interests	(10,174)	(0.16)	(10,532)	(0.16)
Stock-based compensation (net of tax of $0.2 million, and $0.2 million, respectively)	(620)	(0.01)	(533)	(0.01)
Exit costs, restructuring charges and associated impairments (net of tax of $0.1 million)	(181)	—	—	—

Adjusted net income attributable to common shareholders	$40,475	$0.62	$49,995	$0.73

Weighted average diluted shares outstanding		65,540		68,263

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	For the Three months ended December 31, 2017	For the Twelve months ended December 31, 2017
Net cash provided by operating activities	$21,947	$85,366
Net cash used in investing activities	(16,264)	(73,597)

Net cash flow	$5,683	$11,769